Exhibit 99.1

Arrow Electronics Reports Record 2011 Non-GAAP EPS Increased 26% Year over Year to $5.19 Per Share

-- Record Fourth Quarter Non-GAAP Earnings Per Share of $1.38 --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--February 1, 2012--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth-quarter 2011 net income of $174.1 million ($1.55 and $1.53 per share on a basic and diluted basis, respectively) on sales of $5.44 billion, compared with net income of $157.9 million ($1.37 and $1.34 per share on a basic and diluted basis, respectively) on sales of $5.24 billion in the fourth quarter of 2010.

Arrow’s net income for 2011 was $598.8 million ($5.25 and $5.17 per share on a basic and diluted basis, respectively) on sales of $21.39 billion, compared with net income of $479.6 million ($4.06 and $4.01 per share on a basic and diluted basis, respectively) on sales of $18.74 billion in 2010. Cash flow from operations for the year ended December 31, 2011 was $121 million.

The company's results for 2011 and 2010 include a number of items that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended December 31, 2011, would have been $157.3 million ($1.40 and $1.38 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2010, would have been $151.6 million ($1.31 and $1.29 per share on a basic and diluted basis, respectively). For 2011, net income would have been $601.4 million ($5.27 and $5.19 per share on a basic and diluted basis, respectively) and $493.5 million ($4.18 and $4.13 per share on a basic and diluted basis, respectively) for 2010.

“This has again been an exceptional year for Arrow Electronics as we set new financial records and successfully executed on our strategy to drive growth in our core global components and global ECS businesses as well as in high-margin lifecycle services,” said Michael J. Long, chairman, president, and chief executive officer. “As we look forward to 2012, I’m confident that we will continue to make strong progress on our journey to be one of the world’s premier electronics companies and to guide innovation forward. The future holds great promise for us and we are well positioned to achieve even greater levels of success.”

“We again reported industry-leading earnings per share, returns, and operating margins in the fourth quarter and full year 2011,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. “We continue to deliver to and exceed our overarching goals of growing sales faster than the market, growing earnings at a faster rate than sales, generating returns well in excess of our cost of capital, and being cash flow positive.”

Global components fourth-quarter sales of $3.44 billion increased 3 percent year over year. “The global components team did an admirable job of growing the legacy businesses in a market that was expected to decline in 2011, and set records for annual sales and operating income. In 2011 we executed on our strategy to expand the portfolio and increase our addressable market,” Mr. Long said.

Global enterprise computing solutions (“ECS”) fourth-quarter sales of $2.0 billion increased 5 percent year over year. “We had a remarkable year in ECS as the organization also set records for sales and operating income. Over the course of the year, we made significant progress on our strategy to differentiate Arrow ECS and solidified our industry-leading position,” said Mr. Long.

The company's results for the fourth quarters of 2011 and 2010 include the items outlined below that impact their comparability:

•
restructuring, integration, and other charges of $14.1 million ($11.2 million net of related taxes or $.10 per share on both a basic and diluted basis) in the fourth quarter of 2011 and $6.1 million ($5.5 million net of related taxes or $.05 per share on a both basic and diluted basis) in the fourth quarter of 2010;

•	an adjustment to the gain on bargain purchase recorded in the first quarter of 2011 of $.7 million ($.4 million net of related taxes) in the fourth quarter of 2011;

•	a loss on prepayment of debt of $.9 million ($.5 million net of related taxes) in the fourth quarter of 2011;

•
a net reduction of the provision for income taxes of $28.9 million ($.26 and $.25 per share on a basic and diluted basis, respectively) in the fourth quarter of 2011 principally due to a reversal of a valuation allowance on certain international deferred tax assets; and

•
a net reduction of the provision for income taxes of $9.4 million ($.08 per share on both a basic and diluted basis) and a reduction in interest expense of $3.8 million ($2.3 million net of related taxes or $.02 per share on both a basic and diluted basis) in the fourth quarter of 2010 primarily related to the settlement of certain income tax matters covering multiple years.

The company's results for 2011 and 2010 include the items outlined below that impact their comparability:

•
restructuring, integration, and other charges of $37.8 million ($28.1 million net of related taxes or $.25 and $.24 per share on a basic and diluted basis, respectively) in 2011 and $33.5 million ($24.6 million net of related taxes or $.21 per share on a both basic and diluted basis) in 2010;

•	a charge of $5.9 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in connection with the settlement of a legal matter in 2011;

•	a gain on a bargain purchase of $1.1 million ($.7 million net of related taxes or $.01 per share on both a basic and diluted basis) in 2011;

•	a loss on prepayment of debt of $.9 million ($.5 million net of related taxes) in 2011 and $1.6 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) in 2010;

•
a net reduction of the provision for income taxes of $28.9 million ($.25 per share on both a basic and diluted basis) in 2011 principally due to a reversal of a valuation allowance on certain international deferred tax assets; and

•
a net reduction of the provision for income taxes of $9.4 million ($.08 per share on both a basic and diluted basis) and a reduction in interest expense of $3.8 million ($2.3 million net of related taxes or $.02 per share on both a basic and diluted basis) in 2010 primarily related to the settlement of certain income tax matters covering multiple years.

GUIDANCE

“Looking ahead to the first quarter, we believe that total sales will be between $4.67 and $5.07 billion, with global component sales between $3.35 and $3.55 billion and global enterprise computing solutions sales between $1.32 and $1.52 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $1.01 to $1.13 per share. Our guidance assumes that the average Euro to USD exchange rate for the first quarter is 1.31 to 1,” said Mr. Reilly.

Please refer to the CFO commentary as a supplement to the company's earnings release, which can be found at www.arrow.com/investor.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 52 countries.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income attributable to shareholders and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, acquisitions, prepayment of debt, and settlement of certain legal and tax matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)

Operating income, as reported	$232,183	$231,795	$908,843	$750,775
Restructuring, integration, and other charges	14,135	6,070	37,811	33,494
Settlement of legal matter	-	-	5,875	-
Operating income, as adjusted	$246,318	$237,865	$952,529	$784,269

Net income attributable to shareholders, as reported	$174,088	$157,889	$598,810	$479,630
Restructuring, integration, and other charges	11,223	5,459	28,054	24,605
Settlement of legal matter	-	-	3,609	-
Gain/(adjustment) on bargain purchase	410	-	(668)	-
Loss on prepayment of debt	549	-	549	964
Reversal of valuation allowance on international deferred tax assets	(28,928)	-	(28,928)	-
Impact of settlements on tax matters
Income tax	-	(9,404)	-	(9,404)
Interest (net of taxes)	-	(2,312)	-	(2,312)
Net income attributable to shareholders, as adjusted	$157,342	$151,632	$601,426	$493,483

Net income per basic share, as reported	$1.55	$1.37	$5.25	$4.06
Restructuring, integration, and other charges	.10	.05	.25	.21
Settlement of legal matter	-	-	.03	-
Gain/(adjustment) on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	-	-	.01
Reversal of valuation allowance on international deferred tax assets	(.26)	-	(.25)	-
Impact of settlements on tax matters
Income tax	-	(.08)	-	(.08)
Interest (net of taxes)	-	(.02)	-	(.02)
Net income per basic share, as adjusted	$1.40	$1.31	$5.27	$4.18

Net income per diluted share, as reported	$1.53	$1.34	$5.17	$4.01
Restructuring, integration, and other charges	.10	.05	.24	.21
Settlement of legal matter	-	-	.03	-
Gain/(adjustment) on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	-	-	.01
Reversal of valuation allowance on international deferred tax assets	(.25)	-	(.25)	-
Impact of settlements on tax matters
Income tax	-	(.08)	-	(.08)
Interest (net of taxes)	-	(.02)	-	(.02)
Net income per diluted share, as adjusted	$1.38	$1.29	$5.19	$4.13

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)

Sales	$5,440,473	$5,238,162	$21,390,264	$18,744,676
Costs and expenses:
Cost of sales	4,695,664	4,554,758	18,441,661	16,326,069
Selling, general and administrative expenses	469,757	423,634	1,892,592	1,556,986
Depreciation and amortization	28,734	21,905	103,482	77,352
Restructuring, integration, and other charges	14,135	6,070	37,811	33,494
Settlement of legal matter	-	-	5,875	-
	5,208,290	5,006,367	20,481,421	17,993,901
Operating income	232,183	231,795	908,843	750,775
Equity in earnings of affiliated companies	1,936	1,803	6,736	6,369
Gain/(adjustment) on bargain purchase	(667)	-	1,088	-
Loss on prepayment of debt	895	-	895	1,570
Interest and other financing expense, net	28,443	19,209	105,971	76,571
Income before income taxes	204,114	214,389	809,801	679,003
Provision for income taxes	29,984	56,500	210,485	199,378
Consolidated net income	174,130	157,889	599,316	479,625
Noncontrolling interests	42	-	506	(5)
Net income attributable to shareholders	$174,088	$157,889	$598,810	$479,630
Net income per share:
Basic	$1.55	$1.37	$5.25	$4.06
Diluted	$1.53	$1.34	$5.17	$4.01
Average number of shares outstanding:
Basic	112,024	115,530	114,025	117,997
Diluted	113,878	117,542	115,932	119,577

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$396,887	$926,321
Accounts receivable, net	4,482,117	4,102,870
Inventories	1,963,910	1,908,953
Other current assets	181,677	147,690
Total current assets	7,024,591	7,085,834
Property, plant and equipment, at cost:
Land	23,790	24,213
Buildings and improvements	147,215	136,732
Machinery and equipment	934,558	863,773
	1,105,563	1,024,718
Less: Accumulated depreciation and amortization	(549,334)	(519,178)
Property, plant and equipment, net	556,229	505,540
Investments in affiliated companies	60,579	59,455
Intangible assets, net	392,763	310,847
Cost in excess of net assets of companies acquired	1,473,333	1,336,351
Other assets	321,584	302,511
Total assets	$9,829,079	$9,600,538

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,264,088	$3,644,988
Accrued expenses	660,996	637,045
Short-term borrowings, including current portion of long-term debt	33,843	61,210
Total current liabilities	3,958,927	4,343,243

Long-term debt	1,927,823	1,761,203
Other liabilities	267,069	244,897
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2011 and 2010
Issued – 125,382 and 125,337 shares in 2011 and 2010, respectively	125,382	125,337
Capital in excess of par value	1,076,275	1,063,461
Treasury stock (13,568 and 10,690 shares in 2011 and 2010, respectively), at cost	(434,959)	(318,494)
Retained earnings	2,772,957	2,174,147
Foreign currency translation adjustment	158,550	207,914
Other	(29,393)	(1,170)
Total shareholders' equity	3,668,812	3,251,195
Noncontrolling interests	6,448	-
Total equity	3,675,260	3,251,195
Total liabilities and equity	$9,829,079	$9,600,538

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Quarter Ended December 31,
	2011	2010
	(Unaudited)

Cash flows from operating activities:
Consolidated net income	$174,130	$157,889
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	28,734	21,905
Amortization of stock-based compensation	8,945	9,621
Equity in earnings of affiliated companies	(1,936)	(1,803)
Deferred income taxes	(10,899)	(11,894)
Restructuring, integration, and other charges	11,223	5,459
Non-cash impact of tax matters	-	(11,716)
Excess tax benefits from stock-based compensation arrangements	(435)	(182)
Other	(554)	652
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(329,943)	(454,275)
Inventories	214,783	98,294
Accounts payable	42,788	555,345
Accrued expenses	(10,755)	(575)
Other assets and liabilities	20,423	93,321
Net cash provided by operating activities	146,504	462,041

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(9,238)	(127,086)
Acquisition of property, plant and equipment	(25,674)	(28,881)
Net cash used for investing activities	(34,912)	(155,967)

Cash flows from financing activities:
Change in short-term and other borrowings	1,984	10,677
Proceeds of long-term bank borrowings, net	(243,000)	(360,400)
Net proceeds from note offering	-	494,325
Repurchase/repayment of senior notes	(19,324)	-
Proceeds from exercise of stock options	47	4,861
Excess tax benefits from stock-based compensation arrangements	435	182
Repurchases of common stock	(242)	(42,384)
Net cash provided by (used for) financing activities	(260,100)	107,261

Effect of exchange rate changes on cash	829	3,262
Net increase (decrease) in cash and cash equivalents	(147,679)	416,597
Cash and cash equivalents at beginning of period	544,566	509,724
Cash and cash equivalents at end of period	$396,887	$926,321

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Consolidated net income	$599,316	$479,625
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	103,482	77,352
Amortization of stock-based compensation	39,225	34,613
Equity in earnings of affiliated companies	(6,736)	(6,369)
Deferred income taxes	(11,377)	17,133
Restructuring, integration, and other charges	28,054	24,605
Settlement of legal matter	3,609	-
Non-cash impact of tax matters	-	(11,716)
Excess tax benefits from stock-based compensation arrangements	(7,956)	(1,922)
Other	700	3,302
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(193,492)	(805,637)
Inventories	105,150	(497,294)
Accounts payable	(465,603)	799,142
Accrued expenses	(74,236)	88,675
Other assets and liabilities	747	19,263
Net cash provided by operating activities	120,883	220,772

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(532,568)	(587,087)
Acquisition of property, plant and equipment	(113,941)	(112,254)
Proceeds from sale of properties	-	16,971
Net cash used for investing activities	(646,509)	(682,370)

Cash flows from financing activities:
Change in short-term and other borrowings	(6,172)	9,775
Proceeds from long-term bank borrowings, net	354,000	-
Repayment of bank term loan	(200,000)	-
Net proceeds from note offering	-	494,325
Repurchase/repayment of senior notes	(19,324)	(69,545)
Proceeds from exercise of stock options	46,665	8,057
Excess tax benefits from stock-based compensation arrangements	7,956	1,922
Repurchases of common stock	(197,044)	(173,650)
Net cash provided by (used for) financing activities	(13,919)	270,884

Effect of exchange rate changes on cash	10,111	(19,972)
Net decrease in cash and cash equivalents	(529,434)	(210,686)
Cash and cash equivalents at beginning of year	926,321	1,137,007
Cash and cash equivalents at end of year	$396,887	$926,321

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Sales:
Global components	$3,443,034	$3,343,711	$14,853,823	$13,168,381
Global ECS	1,997,439	1,894,451	6,536,441	5,576,295
Consolidated	$5,440,473	$5,238,162	$21,390,264	$18,744,676

Operating income (loss):
Global components	$176,680	$181,928	$823,774	$715,333
Global ECS	106,413	89,074	262,893	191,489
Corporate (a)	(50,910)	(39,207)	(177,824)	(156,047)
Consolidated	$232,183	$231,795	$908,843	$750,775

(a)
Includes restructuring, integration, and other charges of $14.1 million and $37.8 million for the quarter and year ended December 31, 2011 and $6.1 million and $33.5 million for the quarter and year ended December 31, 2010, respectively. Also included for the year ended December 31, 2011 is a charge of $5.9 million related to the settlement of a legal matter.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv
Senior Manager, Investor Relations
303-824-3765
or
Paul J. Reilly
Executive Vice President, Finance and Operations & Chief Financial Officer
631-847-1872
or
Media Contact: John Hourigan
Director, Corporate Communications
303-824-4586